Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (f/k/a Brera Holdings Limited)

We hereby consent to the inclusion and use in this Registration Statement of Brera Holdings PLC (f/k/a Brera Holdings Limited) (the “Company”) on Form F-1 Amendment No.3 of our report dated August 3, 2022 except for Notes 1, 2, 4, 6, and 15 as to which the date is November 4, 2022, with respect to our audits of the Company’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020 which appears in this Registration Statement on Form F-1 Amendment No. 3. Our report contained an explanatory paragraph regarding uncertainty about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

January 10, 2023